UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Soliciting material under §240.14a-11(c) or §240.14a-12

Medco Health Solutions, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 19, 2004

Dear Shareholders:

On behalf of the Board of Directors of Medco Health Solutions, Inc., I cordially invite you to attend our 2004 Annual Meeting of Shareholders, which will be held on Wednesday, April 21, 2004 at 9:00 a.m. at the Grand Hyatt Hotel, Park Avenue and Grand Central Station, New York, New York 10017.

The purposes of this meeting are to elect three directors, ratify the appointment of PricewaterhouseCoopers LLP as independent auditors and act upon such other matters as may properly come before the Annual Meeting. Our Board of Directors recommends that you vote FOR the election of directors and the ratification of auditors. You will find attached a Notice of 2004 Annual Meeting of Shareholders and a Proxy Statement that contain more information about these proposals.

You will also find enclosed a Proxy Card appointing proxies to vote your shares at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, please mark, sign, date and return your Proxy Card in the enclosed postage-paid envelope or vote electronically via the Internet or telephone as soon as possible. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

Sincerely,

David B. Snow, Jr.

Chairman, President &

Chief Executive Officer

Medco Health Solutions, Inc.

100 Parsons Pond Drive

Franklin Lakes, New Jersey 07417

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Medco Health Solutions, Inc., a Delaware corporation (the “Company”), will be held at the Grand Hyatt Hotel, Park Avenue and Grand Central Station, New York, New York 10017, on April 21, 2004 at 9:00 a.m. for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

(1)	To elect three Class I directors to the Board of Directors of the Company to serve until the 2007 Annual Meeting of Shareholders or until their respective successors shall have been duly elected and qualified;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 25, 2004; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on March 10, 2004 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, please mark, sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. You also have the option of voting your shares on the Internet or by telephone. Should you receive more than one Proxy Card because your shares are registered in different names and addresses, each Proxy Card should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy in the manner described in the Proxy Statement at any time prior to it being voted at the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will automatically be revoked, and only your vote at the Annual Meeting will be counted.

The accompanying Proxy Statement and Proxy Card are being mailed beginning on or about March 19, 2004 to shareholders entitled to vote. The Company’s 2003 Annual Report to Shareholders is also being mailed with the Proxy Statement.

By Order of the Board of Directors,

David S. Machlowitz

Senior Vice President, General Counsel and Secretary

Franklin Lakes, New Jersey

March 19, 2004

Medco Health Solutions, Inc.

100 Parsons Pond Drive

Franklin Lakes, New Jersey 07417

PROXY STATEMENT

APRIL 21, 2004

ANNUAL MEETING OF SHAREHOLDERS

General

This Proxy Statement is furnished to the shareholders of record of Medco Health Solutions, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company, for use at the Annual Meeting of Shareholders to be held on April 21, 2004 (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. at the Grand Hyatt Hotel, Park Avenue and Grand Central Station, New York, New York 10017. These proxy solicitation materials are first being mailed on or about March 19, 2004 to all shareholders entitled to vote at the Annual Meeting.

Admission to the Annual Meeting

Only record or beneficial owners of the Company’s common stock (“Common Stock”) may attend the Annual Meeting in person. When you arrive at the Annual Meeting, please present photo identification, such as a driver’s license. Beneficial owners must also provide a brokerage account statement or other acceptable evidence of ownership of Common Stock as of the close of business on March 10, 2004, the record date for voting.

Electronic Access to the Annual Meeting

You may listen to the Annual Meeting via the Internet through the Investor Relations link on our website at www.medco.com.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of 2004 Annual Meeting of Shareholders and are described in more detail in this Proxy Statement. As of March 10, 2004, the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, 270,918,909 shares of Common Stock, par value $0.01, were issued and outstanding. No shares of the Company’s preferred stock, par value $0.01, were outstanding. Each shareholder is entitled to one vote for each share of Common Stock held by such shareholder on March 10, 2004. Shareholders may not cumulate votes in the election of directors.

The presence in person or by proxy of the holders of a majority of the outstanding shares of stock entitled to vote on a matter at the Annual Meeting is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. The inspector of election appointed for the meeting will separately tabulate all affirmative and negative votes, abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

If a quorum is present, the three nominees who receive the greatest number of votes properly cast will be elected as Class I directors. Neither abstentions nor broker non-votes will have any effect on the outcome of voting with respect to the election of directors.

Proposals other than for the election of directors shall be approved by the affirmative vote of the holders of a majority of the shares of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will be counted towards the tabulations of votes cast on these proposals presented to the shareholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such a proposal has been approved.

Proxies

If the enclosed Proxy Card is properly signed and returned, then the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy Card does not specify how the shares represented thereby are to be voted, then the shares represented thereby will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld, and, if no contrary instructions are given, then the shares represented thereby will be voted FOR the approval of Proposal 2 described in this Proxy Statement. The shares represented by a proxy will be voted as the proxy holders deem advisable for all other matters as may properly come before the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting by filing a notice of revocation or another signed Proxy Card dated with a later date with the Secretary of the Company, at the Company’s principal executive offices at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Participants in the Medco Health Solutions, Inc. 401(k) Savings Plan or the Medco Health Solutions, Inc. Employee Stock Purchase Plan will receive from the plan trustee or custodian, as applicable, separate voting instruction cards covering these shares. The plan trustee/custodian will not vote shares for which no voting instructions are received from plan participants.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy Card and any additional solicitation materials furnished to the shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. We have engaged Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee not to exceed $20,000, plus expenses.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, beneficial shareholders who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each shareholder who participates in householding will continue to receive a separate Proxy Card.

If any shareholders in your household wish to receive a separate Annual Report and a separate Proxy Statement, they may call our Investor Relations Department at 201-269-4279, or write to Investor Relations, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417 and one will be delivered promptly upon receiving the request. Any such shareholder may also request to receive a separate copy of annual reports or proxy statements in the future. Other shareholders who have multiple accounts in their names, or who share an address with other shareholders, may authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing our Investor Relations Department.

Shareholder Meetings and Advance Notice Requirements for Shareholder Nominations and Proposals

Our Second Amended and Restated Certificate of Incorporation provides that special meetings of holders of Common Stock may be called only by the Chairman of our Board of Directors, our President, our Chief Executive Officer or a majority of our Board of Directors and may not be called by holders of our Common Stock.

Our bylaws require that advance notice be delivered to us of any business to be brought by a shareholder before an annual or special meeting of shareholders and provide for procedures to be followed by shareholders in nominating persons for election to our Board of Directors. In the case of an annual meeting, shareholders generally are required to give written notice of a nomination or proposal to the secretary of the Company not later than 90 days nor earlier than 120 days before the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, a shareholder must give notice of a nomination or proposal not earlier than 120 days prior to the new meeting date and not later than 90 days prior to the new meeting date or 10 days after the date on which the meeting is first announced publicly.

For special meetings, only business set forth in the notice of that special meeting we give to our shareholders may be conducted. If our Board of Directors determines that directors are to be elected at a special meeting, nominations for the election of directors at that special meeting will be permitted to be made only by our Board of Directors or by a shareholder who is a shareholder at the time notice is given and who will be entitled to vote at that special meeting. If we call a special meeting of shareholders to elect directors, a shareholder will have to give notice of a nomination to the secretary of the Company not earlier than 120 days prior to the special meeting and not later than 90 days prior to the special meeting or the 10th day after notice of the meeting.

With regard to either an annual or a special shareholder meeting, a shareholder’s notice to the secretary of the Company is required to include specific information regarding the shareholder giving the notice, the director nominee or other business proposed by the shareholder, as applicable.

Deadline for Receipt of Shareholder Proposals

Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2005 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices no later than January 21, 2005 and no earlier than December 22, 2004 in order that they may be included in the Proxy Statement and Proxy Card relating to that meeting. Proposals should be sent to Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417, Attention: Corporate Secretary. The proxy solicited by the Board of Directors for the 2005 Annual Meeting of Shareholders will confer discretionary authority to vote as the proxy holders deem advisable on such shareholder proposals that are considered untimely.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Proposal 1.    Election of Directors

General

The Company’s Second Amended and Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, each class consisting, as nearly as possible, of one-third of the total number of directors. At the annual meeting of shareholders in the year in which the term of a class of directors expires, director nominees in such class will stand for election to three-year terms. With respect to each class, a director’s term will continue until the election and qualification of such director’s successor, or the earlier death, resignation or removal of such director.

The number of directors which shall constitute the whole Board is eight, as determined by resolution of the Board pursuant to the Company’s Second Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws. The Board currently consists of eight persons, as follows:

Class I (current term ends upon the Annual Meeting)	Class II (current term ends upon 2005 Annual Meeting of Shareholders)	Class III (current term ends upon 2006 Annual Meeting of Shareholders)
David B. Snow, Jr.	John L. Cassis	Lawrence S. Lewin
Howard W. Barker, Jr., C.P.A.	Michael Goldstein, C.P.A.	Edward H. Shortliffe, M.D., Ph.D.
Brian L. Strom, M.D., M.P.H.	Blenda J. Wilson, Ph.D.

The term of office for the three Class I directors listed above, David B. Snow, Jr., Howard W. Barker, Jr. and Brian L. Strom, expires at the Annual Meeting. The Board has selected Mr. Snow, Mr. Barker and Dr. Strom as the nominees for the Class I directors to be elected at the Annual Meeting. The Class I directors elected will each serve for a term of three years, expiring at the 2007 Annual Meeting of Shareholders upon the due election and qualification of each of their successors.

The three nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, then the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the shares represented by proxies received by them FOR each of the nominees named above. The proxies solicited by this Proxy Statement cannot be voted for a greater number of persons than the number of nominees named.

Nominees for Term Ending Upon the 2007 Annual Meeting of Shareholders (Class I)

David B. Snow, Jr., 49, has served as President and Chief Executive Officer and as a director of the Company since March 2003. Mr. Snow was appointed as Chairman in June 2003. Mr. Snow came to the Company from WellChoice, Inc. (formerly known as Empire BlueCross BlueShield) where he held the position of Executive Vice President and Chief Operating Officer beginning in April 1999 and then held the position of President and Chief Operating Officer from March 2001 through January 2003. From April 1993 to April 1998, Mr. Snow was an Executive Vice President of Oxford Health Plans, a health maintenance organization, and was responsible for marketing, medical delivery systems, medical management and government programs.

Howard W. Barker, Jr., C.P.A., 57, was employed by KPMG from July 1972 and served as a partner of KPMG LLP from July 1982 until he retired in September 2002. Mr. Barker is also a director of, and serves as Chair of the Audit Committee of, priceline.com. In addition, Mr. Barker is a member of the American Institute of Certified Public Accountants, the Connecticut Society of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Mr. Barker has served as a director of the Company since August 2003.

Brian L. Strom, M.D., M.P.H., 54, has been a professor at the University of Pennsylvania School of Medicine since 1980. He holds a number of other positions at the School of Medicine, including Chair of the Department of Biostatistics and Epidemiology, Director of the Center for Clinical Epidemiology and Biostatistics, Associate Vice Dean, University of Pennsylvania School of Medicine, and Associate Vice President for Integrated Program Development, University of Pennsylvania Health System. Dr. Strom currently serves on the Drug Safety and Risk Management Committee for the U.S. Food and Drug Administration and as Chair of the Institute of Medicine’s Committee on Smallpox Vaccine Program Implementation. Dr. Strom has served as a director of the Company since August 2003.

Continuing Directors for Term Ending Upon the 2005 Annual Meeting of Shareholders (Class II)

John L. Cassis, 55, has served as a partner of Cross Atlantic Partners, Inc., a healthcare venture capital firm, since 1994. Mr. Cassis was formerly a director of Salomon Brothers Venture Capital, which he joined in 1986 and headed from 1990 to 1994. Mr. Cassis is also a director of Nomos Corporation, Preferred Global Health, Ltd., Medivance, Inc. and Galt Associates, Inc. Mr. Cassis has served as a director of the Company since August 2003.

Michael Goldstein, C.P.A., 62, has served as Chairman of the Toys “R” Us Children’s Fund since June 2001. Mr. Goldstein was Chairman of Toys “R” Us, Inc. from February 1998 to June 2001, Chief Executive Officer from August 1999 to January 2000 and Vice Chairman and Chief Executive Officer from February 1994 to February 1998. Mr. Goldstein is a director of 4Kids Entertainment, Inc., United Retail Group, Inc., Finlay Enterprises, Inc. and Galyan’s Trading Inc. Mr. Goldstein has served as a director of the Company since August 2003.

Blenda J. Wilson, Ph.D., 63, has served as the President and Chief Executive Officer of the Nellie Mae Education Foundation since July 1999 and is currently Deputy Chair of the Federal Reserve Bank of Boston. Dr. Wilson was President of California State University, Northridge from 1992 to 1999 and also served as a director for UnionBanCal Corporation from 1993 to 1999. Dr. Wilson has served as a director of the Company since August 2003.

Continuing Directors for Term Ending Upon the 2006 Annual Meeting of Shareholders (Class III)

Lawrence S. Lewin, 65, served as the Chief Executive Officer of The Lewin Group, Inc. and its predecessors from 1970 through 1999. In addition, Mr. Lewin has held a number of positions at H&Q Life Sciences Investors since 1992, and H&Q Healthcare Investors since 1987, including Chairman and Trustee. He is also a director of CardioNet, Inc. and a trustee of InterMountain Healthcare, Inc. Mr. Lewin has served as a director of the Company since August 2003.

Edward H. Shortliffe, M.D., Ph.D., 56, has been a professor at Columbia University since January 2000 and has held a number of other positions at Columbia University, including Chair of the Department of Biomedical Informatics for the College of Physicians and Surgeons and Director of Medical Informatics Services for the New York Presbyterian Hospital. From 1979 until 2000, Dr. Shortliffe was also a professor at Stanford University School of Medicine and held a number of other positions at that university, including Associate Dean for Information Resources and Technology and Chief of the Division of General Internal Medicine. Dr. Shortliffe has served as a director of the Company since August 2003.

Board Committees and Meetings

The Board of Directors held three meetings during the fiscal year ended December 27, 2003 (the “2003 Fiscal Year”). The Board of Directors has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The Board of Directors does not have an executive committee. Except for Dr. Strom, who was absent from one Board meeting during the 2003 Fiscal Year, each director attended, in person or by telephone, 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2003 Fiscal Year. Under the Company’s Corporate Governance Guidelines, Directors are expected to attend all meetings of the Board and all meetings of the committees of which they are members. Members may attend by telephone or video conference to mitigate conflicts, although in-person attendance at regularly scheduled meetings is strongly encouraged.

The Audit Committee of the Board of Directors serves to: (a) oversee the accounting and financial reporting processes of the Company, internal controls of the Company, and audits of the financial statements of the Company; (b) assist the Board of Directors in its oversight of: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, (iv) the performance of the Company’s internal audit function and its independent auditors, and (v) the accounting and financial reporting processes of the Company; and (c) prepare the Audit Committee report for inclusion in the proxy statement as required by the SEC. The Audit Committee’s Charter is attached hereto as Appendix A.

The members of the Audit Committee are Mr. Barker (Chair), Mr. Cassis and Mr. Goldstein. The Audit Committee held four meetings during the 2003 Fiscal Year. The report of the Audit Committee is included below.

The purposes of the Compensation Committee of the Board are (a) to assist the Board in establishing and maintaining compensation and benefits policies and practices that support the successful recruitment, development and retention of talent in order to achieve the Company’s business objectives and optimize long-term financial returns; (b) to assist the Board in discharging its responsibilities for compensating the Company’s executives; and (c) to produce a compensation committee report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable federal securities laws, rules and regulations and the applicable rules of the New York Stock Exchange. The Compensation Committee’s Charter is posted on the Company’s Investor Relations website under “Corporate Governance.”

The members of the Compensation Committee are Mr. Cassis (Chair), Mr. Barker and Dr. Shortliffe. The Compensation Committee held two meetings during the 2003 Fiscal Year. The report of the Compensation Committee is included below.

The Corporate Governance and Nominating Committee of the Board of Directors meets periodically with management to advise upon and consider corporate governance matters. The purposes of the Corporate Governance and Nominating Committee are to: (a) identify and screen individuals qualified for nomination to the Board; (b) recommend to the Board director nominees for election at each meeting of shareholders at which directors are to be elected and recommend to the Board individuals to fill any vacancies on the Board that arise between such meetings; (c) recommend to the Board directors for appointment to each committee of the Board; (d) recommend to the Board a set of corporate governance principles applicable to the Company and, as necessary or advisable, recommend periodic amendments thereto; and (e) lead the Board in its annual review of the Board’s performance. The Corporate Governance and Nominating Committee’s Charter is posted on the Company’s Investor Relations website under “Corporate Governance.”

The members of the Corporate Governance and Nominating Committee are Mr. Goldstein (Chair), Mr. Lewin, Dr. Strom and Dr. Wilson. The Corporate Governance and Nominating Committee held three meetings during the 2003 Fiscal Year. The Statement on Corporate Governance is included below.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of the Company or of any of our subsidiaries. None of the Company’s executive officers serves on the board of directors or on the compensation committee of any other entity, any officers of which served on either the Board or the Compensation Committee.

Compensation of Directors

Each director who is not a Company employee is compensated for services as a director by an annual retainer of $40,000 and a meeting fee of $1,000 for each Board and Committee meeting attended. In addition, Chairpersons of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are compensated for such services by an annual retainer of $10,000. A director who is a Company employee does not receive any compensation for service as a director. The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s business travel accident and directors’ and officers’ indemnity insurance policies.

Directors are also granted 4,000 restricted stock units upon initial election to the Board. In addition, they will receive an annual grant of 2,000 restricted stock units and an annual grant of 8,000 nonqualified stock options to purchase shares of Company Common Stock. Restricted stock units cannot be converted into Common Stock while the director serves on the Board. Directors elected after February 4, 2004 will also receive options to purchase 8,000 shares of the Company’s Common Stock upon initial election to the Board. The exercise price of the options is the average of the high and low prices of the Company’s Common Stock on the grant date as quoted on the New York Stock Exchange (“NYSE”). Options and restricted stock units vest one year after they are granted.

Shareholder Approval

Directors shall be elected by a plurality of the votes of the shares of Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the shareholders vote FOR the election of Mr. Snow, Mr. Barker and Dr. Strom to the Board of Directors.

Proposal 2.    Ratification Of Independent Public Auditors

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to serve as independent auditors for the Company during the fiscal year ending December 25, 2004, and is asking the shareholders to ratify this appointment. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the selection of PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has served as the Company’s independent auditors since 2002 and is considered by management to be well qualified. Our organizational documents do not require that our shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent auditors. We are doing so because we believe it is a matter of good corporate practice.

In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions at the Annual Meeting.

Pre-Approval Policy for Services of Independent Auditors

As part of its duties, the Audit Committee is required to pre-approve all audit and non-audit services performed by the independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Fees Billed to the Company by PricewaterhouseCoopers LLP for Services Rendered during the 2003 Fiscal Year

Audit Fees

PricewaterhouseCoopers LLP’s fees for the fiscal years 2003 and 2002 related to the annual financial statement audits and reviews of quarterly financial statements filed in the reports on Form 10-Q, information and registration statements pertaining to the Company’s spin-off from Merck & Co., Inc. and statutory audits approximated $1,400,000 and $61,000, respectively. A significant portion of the Company’s 2002 audit fees were billed directly to Merck.

Audit-Related Fees

Fees for audit-related services for fiscal years 2003 and 2002, primarily related to SAS 70 reviews, system implementation reviews and employee benefit plan audits, approximated $189,000 and $87,000, respectively.

Tax Fees

There were no fees for tax services for fiscal years 2003 and 2002.

All Other Fees

There were no fees for other services for fiscal years 2003 and 2002.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the shareholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent auditors for the fiscal year ending December 25, 2004.

Other Matters

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy Card.

OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of the Company’s outstanding Common Stock as of February 15, 2004, by:

•	each of the Company’s directors and nominees for director;

•	each of the Company’s executive officers named in the Summary Compensation Table of the Executive Compensation and Other Information section of this Proxy Statement; and

•	each of the Company’s directors and executive officers as a group; and

•	each person or group of affiliated persons whom the Company knows to beneficially own more than five percent of our Common Stock;

The following table gives effect to the shares of Common Stock issuable within 60 days of February 15, 2004 upon the exercise of all options and other rights beneficially owned by the indicated shareholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 270,833,209 shares of Common Stock outstanding at February 15, 2004. Unless otherwise indicated, the persons named in the tables directly own the shares and have sole voting and sole investment power with respect to all shares beneficially owned. Unless otherwise indicated, the address for those listed below is c/o Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417.

Name	Position Held	Aggregate Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding (1)
Howard W. Barker, Jr. (2)	Director	12	*
John L. Cassis (2)	Director	—	*
Michael Goldstein (2)	Director	—	*
Lawrence S. Lewin (2)	Director	578	*
Edward H. Shortliffe (2)	Director	—	*
Brian L. Strom (2)	Director	—	*
Blenda J. Wilson (2)	Director	—	*
David B. Snow, Jr. (3)	Chairman, President & Chief Executive Officer	—	*
Timothy C. Wentworth (4)	Group President, National Accounts	95,320	*
Arthur H. Nardin (5)	Senior Vice President, Pharmaceutical Contracting	71,700	*
Glenn C. Taylor (6)	Group President, Key Accounts	64,241	*
JoAnn A. Reed (7)	Senior Vice President, Finance & Chief Financial Officer	98,566	*
All Directors and Executive Officers as a group		662,151	*

(*)	Represents less than 1% of outstanding shares of Common Stock

(1)	As of February 15, 2004, there were 270,833,209 shares of Common Stock outstanding.

(2)	Each non-employee director has been granted a restricted stock unit with respect to 6,000 shares of Common Stock. The restricted stock units will vest on August 26, 2004.

(3)	Mr. Snow’s employment with the Company commenced on March 31, 2003. Between March 31, 2003 and June 8, 2003, Mr. Snow held the title of Chief Executive Officer and President. On June 9, 2003, Mr. Snow was also appointed Chairman of the Board of Directors.

(4)	Mr. Wentworth’s beneficially owned stock includes 32,660 options that are currently exercisable, and 62,660 options that vest within 60 days.

(5)	Mr. Nardin’s beneficially owned stock includes 26,278 options that are currently exercisable, 45,016 options that vest within 60 days, and 406 shares held in the Company’s 401(k) Plan.

(6)	Mr. Taylor’s beneficially owned stock includes 18,770 options that are currently exercisable, 45,436 options that vest within 60 days, and 35 shares held in the Company’s 401(k) Plan.

(7)	Ms. Reed’s beneficially owned stock includes 30,032 options that are currently exercisable, 60,032 options that vest within 60 days, 328 shares held in the Company’s 401(k) Plan, and 8,174 shares owned outright.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT

Name and Address	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
Wellington Management Company, LLP (1)	27,572,644	10.2%
75 State Street Boston, Massachusetts 02109

(1)	Schedule 13G filed January 9, 2004.

Ownership of Former Chief Executive Officer

Mr. Richard T. Clark served as the Company’s Chief Executive Officer, President, and Chairman of the Board from January 1, 2003 to March 30, 2003. On March 31, 2003, Mr. Clark resigned as the Chief Executive Officer and President and continued to serve on the Board of Directors until the spin-off from Merck on August 19, 2003. As of the date hereof, Mr. Clark was the beneficial owner of 1,684 shares of Common Stock.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Information Concerning Executive Officers Who Are Not Directors

The executive officers of the Company, and their ages and positions as of the date hereof are as follows:

Bryan D. Birch, 38, joined the Company as President of Systemed, L.L.C., a subsidiary of the Company, in July 2003. Mr. Birch is responsible for sales, account management, marketing, and clinical and pricing areas as they relate to the Company’s small to mid-size clients. Mr. Birch served as Senior Vice President, Chief Sales Officer of WellChoice, Inc. (formerly known as Empire BlueCross BlueShield) from June 2000 through June 2003. From January 1999 to June 2000, Mr. Birch was an Executive Vice President and Founder of iHealth Technologies, a claims editing company. From June 1995 to January 1999, Mr. Birch was the Chief Executive Officer of Oxford Health Plans’ Connecticut Division. From August 1992 to July 1995, Mr. Birch was the Corporate Director of Medical Delivery for Oxford Health Plans, responsible for all contracting initiatives.

John P. Driscoll, 44, has served as Senior Vice President, Product and Business Development since joining the Company on June 30, 2003. Mr. Driscoll came to the Company from Oak Investment Partners, a venture capital firm, where he served as an advisor on health care investments. Mr. Driscoll held the position of Executive Vice President of Walker Digital from January 2000 to December 2001. Mr. Driscoll served in a number of senior positions at Oxford Health Plans from 1991 through 1999, including, most recently, as its Corporate Vice President, Government Programs. Mr. Driscoll is responsible for product and business development, clinical product management, health management, retail and pharmacy network management, health care operations, business planning and development and project planning and development.

Robert S. Epstein, M.D., 49, has served as the Company’s Senior Vice President, Medical Affairs and Chief Medical Officer since August 1996. Dr. Epstein leads the Company’s departments of Clinical Analysis and Outcomes Research, Medical Programs and Policies, Clinical Practices and Therapeutics, The Institute for Effectiveness Research, Health Information Management Department and Scientific Affairs. From July 1995 to August 1996, Dr. Epstein served as the Company’s Vice President of Outcomes Research. Dr. Epstein joined the Company from Merck, where he served most recently as Executive Director from February 1994 to July 1995 developing clinical trials and integrating medical and drug data. Dr. Epstein joined Merck in 1988.

Brian T. Griffin, 45, has served as the Company’s Group President, Health Plans since January 2004. From January 1999 through December 2003 he served as Senior Vice President, Sales and was responsible for sales organization on a national basis. From November 1995 to December 1998, Mr. Griffin led the insurance carrier business segment and was responsible for sales within the insurance carrier Blue Cross/Blue Shield and third-party benefit plan administrators markets. Mr. Griffin joined the Company in 1988.

Kenneth O. Klepper, 50, has served as Executive Vice President, Chief Operating Officer since joining the Company on June 23, 2003. Mr. Klepper came to the Company from WellChoice, Inc. (formerly known as Empire BlueCross BlueShield) where he held the position of Senior Vice President Process Champion from March 1995 to August 1999 and then held the position of Senior Vice President for Systems, Technology and Infrastructure from August 1999 to April 2003. Mr. Klepper is responsible for information technology, customer service, pharmacy operations, specialty pharmacy, facilities management and change management.

David S. Machlowitz, 50, has served as Senior Vice President and General Counsel since May 2000, and is responsible for overseeing the Company’s legal affairs. Mr. Machlowitz was appointed as Secretary in April 2002. Additionally, Mr. Machlowitz’s responsibilities include Government Affairs, Public Affairs, Strategic Communications, Privacy and Regulatory Compliance. Mr. Machlowitz joined the Company from Siemens

Corporation, a diversified health care, information and electronics technology conglomerate, where he served as Deputy General Counsel from October 1999 to May 2000. Previously, he served as General Counsel and Corporate Secretary of Siemens Medical Systems Inc. from April 1992 to October 1998 and as Associate General Counsel of Siemens Corporation from October 1, 1994 to October 1999.

Arthur H. Nardin, 44, has served as the Company’s Senior Vice President, Pharmaceutical Contracting since January 1999. Mr. Nardin is responsible for negotiating contracts with pharmaceutical manufacturers, drug purchasing analysis and consulting with clients on formulary drug lists and plan design. From November 1995 to December 1998, Mr. Nardin served as the Company’s Vice President, Special Drug Purchasing and Analysis. Mr. Nardin joined the Company in June 1988 as Manager of Financial Analysis and has held a number of positions with the Company.

Karin Princivalle, 47, has served as Senior Vice President, Human Resources since joining the Company in May 2001, and is responsible for company-wide human resource activities. Ms. Princivalle joined the Company from TradeOut.com, an online business-to-business marketplace, where she served as Vice President for Human Resources from February 2000 to May 2001. Previously, she served as the Vice President of Human Resources for Citigroup’s North American Bankcards Business from May 1998 to August 2000 and Vice President of Human Resources for Citigroup’s Consumer Businesses in Central/Eastern Europe, Middle East, Africa and Asia from March 1997 to May 1998.

JoAnn A. Reed, 48, has served as the Company’s Senior Vice President, Finance since 1992, and Chief Financial Officer since 1996. Ms. Reed is responsible for all financial activities, including accounting, reporting, planning, analysis, procurement and evaluation. Ms. Reed joined the Company in 1988, initially serving as Director of Financial Planning and Analysis and later as Vice President/Controller for the Company’s former subsidiary, PAID Prescriptions, L.L.C.

Richard J. Rubino, 46, has served as the Company’s Vice President and Controller since June 1998 and is responsible for accounting and financial reporting. Mr. Rubino joined the Company in May 1993. In July 1995, Mr. Rubino assumed the role of Vice President, Planning with responsibility for financial, business and strategic planning.

Jack A. Smith, 56, has served as Senior Vice President, Chief Marketing Officer since joining the Company in June 2003. Mr. Smith served as the Senior Vice President, Chief Marketing Officer for WellChoice, Inc. (formerly known as Empire BlueCross BlueShield) from August 1999 to November 2002, and was the Senior Vice President, Marketing Director for RR Donnelley & Sons from June 1997 to July 1999. Mr. Smith worked as a consultant for the Gartner Group, an information and consulting company, during 2003 prior to joining the Company. He has also held marketing positions at The Readers Digest Association, Inc., Nestle Foods and Unilever. Mr. Smith is responsible for marketing communications and branding, member services, home delivery programs, plan administration and physician strategy.

Glenn C. Taylor, 52, was appointed Group President, Key Accounts in January 2004. From April 2002 through December 2003, he served as Senior Vice President, Account Management. Mr. Taylor served as President of our UnitedHealth Group Division from February 1999 to April 2002. From April 1997 to January 1999, Mr. Taylor held positions with Merck as Regional Vice President of the Southeast and Central Business Groups. From May 1993 to March 1997, Mr. Taylor was the Company’s Senior Vice President of Sales and Account Management. Mr. Taylor joined the Company in May 1993 as a result of our acquisition of FlexRx, Inc. a PBM in Pittsburgh, Pennsylvania, where Mr. Taylor was President.

Timothy C. Wentworth, 43, has served as the Company’s Group President, National Accounts since January 2004. From April 2002 through December 2003, he served as Executive Vice President, Client Strategy and Service and was responsible for client relationships and developing and implementing strategies to acquire and renew clients. Mr. Wentworth joined the Company as Senior Vice President, Account Management in December 1998 from Mary Kay, Inc., where he spent five years serving initially as Senior Vice President of Human Resources and subsequently as President-International and Chief Operating Officer of the parent company.

Summary of Cash and Certain Other Compensation

The following table sets forth all compensation earned by the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose salary and bonus for the 2003 Fiscal Year was in excess of $100,000. No other executive officer who would have otherwise been included in such table on the basis of salary and bonus earned for the 2003 Fiscal Year has been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the “Named Executive Officers.”

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards($)(1)		Securities Underlying Options(#)(2)	All Other Compensation($)(3)
David B. Snow, Jr.(4) Chairman, President and Chief Executive Officer	2003 2002 2001	$600,000 — —	$800,000 — —	— — —		$2,489,720 — —		317,100 — —	$29,154 — —

Richard T. Clark(4) Chairman, Chief Executive Officer, and Director	2003 2002 2001	211,590 450,258 395,424	— 380,000 365,000	— $102,853 57,767		3,350,000 — —	(5)	375,000 — —	9,000 9,000 7,650

Timothy C. Wentworth Group President, National Accounts	2003 2002 2001	408,095 369,464 333,715	190,000 185,000 200,000	— 88,750 50,000		474,360 — —		307,200 97,980 —	9,000 — —

Arthur H. Nardin Senior Vice President, Pharmaceutical Contracting	2003 2002 2001	381,900 338,944 266,186	210,000 250,000 200,000	— — —		418,080 — —		313,600 78,834 —	9,000 9,000 7,650

Glenn C. Taylor Group President, Key Accounts	2003 2002 2001	355,307 322,043 289,653	210,000 175,000 140,000	4,666 39,674 105,748	(6)	412,720 — —		304,300 56,310 —	9,000 — —

JoAnn A. Reed Senior Vice President, Finance and Chief Financial Officer	2003 2002 2001	368,299 317,307 267,731	195,000 190,000 190,000	— — —		382,240 — —		317,500 90,096 —	9,000 9,000 7,650

(1)	Value of restricted stock units is based on closing price of the Company’s Common Stock on the New York Stock Exchange on August 26, 2003 of $26.80. The aggregate holdings and market value of the restricted stock units held on December 27, 2003 (based on a closing price of $35.35) by the Named Executive Officers listed in this table are: Mr. Snow, 92,900 ($3,284,015); Mr. Clark, 125,000 ($4,418,750); Mr. Wentworth, 17,700 ($625,695); Mr. Nardin, 15,600 ($551,460); Mr. Taylor, 15,400 ($544,390); and Ms. Reed, 14,300 ($505,505).
(2)	The Named Executive Officers other than Mr. Snow were granted Merck options in 2001 that have remained as Merck options after the spin-off and are not reflected in this table. In the case of Mr. Clark, the 2002 stock option grant was also granted as Merck options and has remained as Merck options after the spin-off. Mr. Clark also received a Merck stock option grant in 2003 that also remained as Merck options.
(3)	Except in the case of Mr. Snow, the amounts listed under All Other Compensation represent employer matching contributions under the Company’s 401(k) plan. In the case of Mr. Snow, the amount represents an employer matching contribution of $4,154 and $25,000 in legal fees incurred in connection with the negotiation of Mr. Snow’s employment agreement. Mr. Clark’s employer matching contribution was made under the Merck plan.

(4)	Mr. Snow’s employment with the Company commenced on March 31, 2003. Between March 31, 2003 and June 8, 2003, Mr. Snow held the title of Chief Executive Officer and President. On June 9, 2003, Mr. Snow was also appointed Chairman of the Board of Directors. Mr. Clark served as Chief Executive Officer, President, and Chairman of the Board of Directors from January 1, 2003 to March 30, 2003. On March 31, 2003, Mr. Clark resigned as the Chief Executive Officer and President and continued to serve on the Board of Directors until the spin-off from Merck on August 19, 2003.
(5)	Mr. Clark’s 125,000 restricted stock units will vest on October 18, 2004. The Company does not currently pay a dividend, and accordingly no dividends are accrued with respect to restricted stock units at this time.
(6)	Includes expenses for temporary housing associated with managing one of the Company’s major businesses, and related taxes.

Stock Options and Stock Appreciation Rights

The following table sets forth information regarding options granted to the Named Executive Officers during the 2003 Fiscal Year. The Company has never granted any stock appreciation rights.

Options Grants in Fiscal Year 2003

	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year (%) (1)	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name						5% ($)	10% ($)
David B. Snow, Jr	317,100	(3)	2.53%	$26.92	8/25/13	$5,368,453	$13,604,715
Richard T. Clark	375,000	(4)	2.99%	26.92	8/17/13	6,348,691	16,088,830
Timothy C. Wentworth	307,200	(5)	2.45%	26.92	8/25/13	5,200,848	13,179,970
Arthur H. Nardin	313,600	(6)	2.50%	26.92	8/25/13	5,309,199	13,454,552
Glenn C. Taylor	304,300	(7)	2.43%	26.92	8/25/13	5,151,751	13,055,549
JoAnn A. Reed	317,500	(8)	2.53%	26.92	8/25/13	5,375,225	13,621,876

(1)	Based on 12,546,900 options issued to all Company employees during 2003.

(2)	These amounts, based on assumed annual appreciation rates of 5% and 10% of the Company’s Common Stock price over the exercise period of the applicable grant, as prescribed by the rules of the Securities and Exchange Commission, are not intended to forecast possible future appreciation, if any, of the Company’s Common Stock price. No gain to optionees is possible without an actual increase in the price of the Company’s Common Stock, which would benefit all of the Company’s shareholders. If the price of the Company’s Common Stock appreciates by five percent or ten percent annually over the option term, total shareholder value will increase by $4.6 billion and $11.6 billion, respectively, and the value of the granted options reflected in the table will be less than one percent of total shareholder appreciation.

(3)	Mr. Snow’s options will vest on August 26, 2006.

(4)	Mr. Clark’s options will vest on October 18, 2004.

(5)	Mr. Wentworth’s 2003 grants include 90,000 options that will vest in three equal annual installments beginning on February 28, 2004 and 217,200 options that will fully vest on August 26, 2005.

(6)	Mr. Nardin’s 2003 grants include 90,000 options that will vest in three equal annual installments beginning on February 28, 2004 and 223,600 options that will fully vest on August 26, 2005.

(7)	Mr. Taylor’s 2003 grants include 80,000 options that will vest in three equal annual installments beginning on February 28, 2004 and 224,300 options that will fully vest on August 26, 2005.

(8)	Ms. Reed’s 2003 grants include 90,000 options that will vest in three equal annual installments beginning on February 28, 2004 and 227,500 options that will fully vest on August 26, 2005.

Aggregated Option Exercises in the Year Ended December 27, 2003 and

Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
David B. Snow, Jr.	0	$0	0	317,100	$0	$2,673,153
Richard T. Clark	0	0	0	375,000	0	3,161,250
Timothy C. Wentworth	0	0	32,660	372,520	253,442	3,096,579
Arthur H. Nardin	0	0	26,278	366,156	240,857	3,125,361
Glenn C. Taylor	0	0	18,770	341,840	145,655	2,856,559
JoAnn A. Reed	0	0	30,032	377,564	233,048	3,142,622

(1)	The value of unexercisable and exercisable in-the-money options, which are options that have a per share exercise price that is less than the fair market value of the Company’s Common Stock as of December 27, 2003, was determined by taking the difference between the market price of a share of the Company’s Common Stock on December 27, 2003 ($35.35 per share) and the option exercise price, multiplied by the number of shares underlying the options as of that date.

Annual Benefits Payable Under Retirement Plans

The Company maintains two defined benefit retirement plans for employees: the Medco Health Solutions, Inc. Cash Balance Retirement Plan, a tax-qualified plan covering most employees, and the Medco Health Solutions, Inc. Supplemental Retirement Plan, an unfunded plan that covers the more highly paid, non-union employees. The Supplemental Retirement Plan, which was adopted as of January 1, 1998, is intended to provide benefits that the Cash Balance Retirement Plan does not provide because of limitations on those benefits stipulated by the Internal Revenue Code. If eligible, an individual participates in both plans, as the Supplemental Retirement Plan does not replace the Cash Balance Retirement Plan.

Mr. Snow and the Named Executive Officers, other than Richard T. Clark, participate in the Medco Health Cash Balance Retirement Plan and the Medco Health Supplemental Employee Retirement Plan. A participant’s retirement income is determined in accordance with the following formula: for each calendar year, a participant’s aggregate accrued benefit under the plans, stated as a lump sum value as of January 1 of the calendar year, is increased by an amount equal to the sum of (1) 3.5% of base pay for years of service one through ten, and 4.5% of base pay thereafter as defined in the Medco Health Cash Balance Retirement Plan and (2) the amount of credited interest calculated for the calendar year. A participant in the plans vests in 20% of the participant’s accrued benefit after the completion of three years of service, with the remainder vesting 20% upon completion of each year of service thereafter.

The estimated annual retirement income payable as a single life annuity commencing at normal retirement age for Mr. Snow and the Named Executive Officers other than Mr. Clark is: $70,154 for Mr. Snow, $68,527 for Mr. Wentworth, $68,186 for Mr. Nardin, $52,390 for Ms. Reed, and $32,301 for Mr. Taylor. (Mr. Taylor’s projected age 65 annual benefits do not include the retirement benefits he accrued under the Merck Retirement Plan during his tenure as a Merck employee.) These estimates were derived on the basis of the following assumptions: employment will continue to age 65; base salary will increase by 3.5% per year; the interest credit rate will be 4.5% per year; and the annuity conversion rate will be 5.0%. The plans do not provide for an offset for Social Security benefits.

Richard T. Clark participated in the Retirement Plan for Salaried Employees of Merck & Co., Inc. and the Merck & Co., Inc. Supplemental Retirement Plan during his service as Chief Executive Officer of the Company. Merck is responsible for the benefits under these plans.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

The Company is a party to agreements with some of its executive officers and other employees. These agreements provide that the covered employees will refrain from competitive activity during and within one or two years after termination of their employment. The competitive activity covered by the agreements includes providing services to the Company’s competitors, soliciting the Company’s employees and customers, and disclosing our confidential information. Under some of these arrangements, in consideration of these covenants, the covered employees are entitled to receive a cash payment equal to up to one year of base salary and employee benefits for some period up to one year.

Employment Agreement with David B. Snow, Jr.

The Company is a party to an employment agreement with David B. Snow, Jr., pursuant to which he has served as the Company’s Chief Executive Officer, President and a member of the Board of Directors since March 31, 2003 and as Chairman since June 9, 2003. The employment agreement will continue in effect until March 31, 2008 unless terminated earlier by the Company or by Mr. Snow as described below.

Pursuant to the agreement, Mr. Snow’s minimum base salary is $800,000 and is subject to periodic review. In addition, Mr. Snow is eligible to participate in the Company’s annual incentive bonus plan at a target bonus level equal to 100% of his base salary at the end of the prior calendar year. Mr. Snow will generally be eligible to participate in the employee benefit programs that the Company makes available to its senior executives, and he will also receive perquisites such as financial planning services and an automobile allowance.

The agreement provides that Mr. Snow is entitled to receive annual long-term incentive awards. Mr. Snow received his first annual long-term incentive award in the first quarter of 2004. The award was comprised of options to purchase 238,100 shares of Common Stock and had an aggregate economic value of $4,800,000. The number of shares subject to this initial award will be used as a target in determining the amount of future long-term incentive awards.

Upon completion of the spin-off, Mr. Snow was granted 317,100 nonqualified options and 92,900 restricted stock units pursuant to the Medco Health Solutions, Inc. 2002 Stock Incentive Plan. The options will vest, and the restrictions on the restricted stock units will lapse, on the third anniversary of the date of grant, subject to earlier, pro-rata vesting and lapsing upon termination of Mr. Snow’s employment by the Company without cause so long as Mr. Snow has remained employed by the Company for at least one year as of his date of termination. In addition, if Mr. Snow’s employment is terminated by the Company or our successor within one year of a change in control other than for cause, the options will become fully vested, and the restrictions on the restricted stock units will fully lapse. The restricted stock units will be converted into shares of Common Stock when the restrictions lapse.

The Company may terminate Mr. Snow’s employment at any time with or without cause, and Mr. Snow may terminate his employment for good reason (as these terms are defined in the agreement). If the Company terminates Mr. Snow’s employment without cause or by reason of disability, or if Mr. Snow terminates his agreement for good reason, Mr. Snow will be entitled to receive, in addition to benefits previously earned, severance in an amount equal to two times, or one time in the case of disability, the sum of his current base salary plus his most recent annual bonus (together with health benefit continuation for 24 months, or 12 months in the case of disability). These severance payments will be paid in 24 equal monthly installments, or 12 equal monthly installments in the case of disability, and are conditioned upon Mr. Snow’s continued compliance with non-competition, non-solicitation, confidentiality and other covenants. In the event that Mr. Snow’s employment is terminated within one year of a change in control, Mr. Snow will be entitled to receive, in addition to benefits previously earned, severance in a lump sum amount equal to three times the sum of his current base salary plus his most recent annual bonus (together with health benefit continuation for 12 months), and the foregoing severance payment will be subject to a gross-up payment for golden parachute excise taxes. All of the foregoing severance payments are conditioned upon Mr. Snow’s execution of a general release of claims.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

Board Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the “Committee”) is composed of independent, non-employee directors. The Committee’s primary responsibility is to assist the Board in discharging its responsibilities for compensating the Company’s executives. Prior to the spin-off, the Board of Directors was composed of three senior executives of Merck and the Chief Executive Officer of Medco Health. In order to distinguish between actions taken by the Committee or the Company’s Board of Directors after the spin-off and those taken by the Company’s Board while it was controlled by Merck, we refer to the Company’s pre-spin board as the prior board.

Compensation Philosophy and Objectives

The 2003 compensation programs described in this Proxy Statement were primarily established by the Compensation and Benefits Committee of the Merck board of directors (the “Merck Committee”) while the Company was a controlled group within Merck. Merck programs in effect prior to the spin-off are governed by the Employee Matters Agreement entered into between Merck and the Company (the “Employee Matters Agreement”). The Company’s compensation programs were designed to attract, retain and motivate executives who possess high-caliber skills and talents to achieve business success and drive shareholder value. The program was designed to be competitive with similarly situated companies that are competitors for executive talent and to focus on both short-and long-term performance as measured by financial results and value creation for stakeholders.

The Committee is in the process of developing objectives and formulating a new compensation program that supports the Company’s business strategies. Guiding principles are to:

•	Design compensation programs to support the key strategic goals of the Company;

•	Recognize individual contribution in support of a performance-driven culture;

•	Align interests of executives and other employees with shareholders through stock ownership opportunities; and

•	Provide competitive total compensation.

Compensation Components and Practices

The 2003 compensation program consisted of four components: (i) base salary, (ii) annual cash bonus, (iii) a one-time distribution award, and (iv) long-term incentives, in the form of stock options and restricted stock units. The distribution award was established by the prior board as a one-time incentive to encourage retention of those key executives whose continued employment was critical to the successful completion of the spin-off and the ongoing success of the Company after the spin-off.

The other three components of compensation for 2003 were set considering compensation survey information supplied by nationally known compensation consulting firms that included companies similar in size and scope in the pharmaceutical, pharmacy benefits, health care and general industry sectors. These represent a broad sample of the industries in which the Company competes for products, services and talent.

Base Pay

Base salaries for executive officers are determined with reference to competitive market data for comparable positions in the marketplace and are targeted at the 50th percentile of salaries of similar positions at the benchmark companies. Mr. Snow’s salary is set in accordance with the terms of his employment agreement (see below). Base salary adjustments are determined based on the executive’s contribution to the Company, experience, expertise and relative position against competitive market rates. The Committee made a market pay adjustment to the salary of an executive officer in 2003 which was consistent with internal and external market data. The prior board made adjustments for certain other executive officers which were consistent with the Company’s overall salary increase budget.

Annual Incentives

The executive officers of the Company, including the Named Executive Officers, are eligible each year for an annual cash bonus pursuant to the Company’s Annual Incentive Plan. The Plan was established by the prior board and set a bonus pool based on objective performance measures including earnings before interest, taxes, depreciation and amortization (“EBITDA”), revenue growth, and strategic business goals. Bonus funding can exceed target if the goals are exceeded, but total funding is generally capped at 110% of target.

Each executive officer was eligible to receive a target bonus from the pool determined on the basis of the individual’s performance against goals established at the beginning of the year. Performance against the target measures for 2003 of both the Company and all executive officers was reviewed and approved by the Committee and the Board prior to payout.

Long-Term Incentives

Long-term incentives, including stock options and restricted stock units, provide a mechanism to reward executive officers for maximizing shareholder value. Awards are based on creating incremental shareholder value and attainment of assigned objectives over a period of years. Grants of restricted stock units were made on a very selective basis for the purpose of attracting key talent. As described below, restricted stock units were also used selectively in the form of distribution awards to retain key talent through and beyond the Medco spin-off.

Combined, these awards have represented the majority of the total compensation opportunity provided to executive officers.

Stock Options: Historically, the Merck Committee made annual awards of stock option grants to eligible Company employees including the Named Executive Officers. Such grants were made under various Merck plans with reference to Merck Common Stock. Substantially all Merck stock options held by our employees granted on or after February 26, 2002 were converted in connection with the spin-off into options to purchase the Company’s Common Stock. Those options and the other equity awards described below were granted pursuant to the Company’s 2002 Stock Incentive Plan.

In preparation for the spin-off and to further align the Company’s employees with the interest of public shareholders, the Company deferred the annual 2003 option grant scheduled for February 2003 until the completion of the spin-off. In August 2003, the prior board approved the annual stock option award to a broad group of employees, including the Named Executive Officers.

Distribution Awards: In conjunction with the spin-off, the prior board made one-time awards to a select group of employees under the Stock Incentive Plan, including the Named Executive Officers (other than Mr. Snow and Mr. Clark whose grants are described separately), to retain key employees and to strengthen management’s alignment with its public shareholders. The awards were primarily stock options; restricted stock units were granted to a select group of key senior executives.

Going forward, the Committee intends to evaluate alternative long-term incentive vehicles or programs that directly tie to the performance of the Company and which align management with shareholder interests. The Committee intends to evaluate the Company’s use of stock options, restricted stock units, performance shares and other performance-based, long-term incentive vehicles available under the Company’s 2002 Stock Incentive Plan.

CEO Compensation

Mr. Snow’s 2003 compensation derived from commitments under Mr. Snow’s employment agreement (see “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” above), entered into as of March 17, 2003 between Mr. Snow and Medco Health while it was a wholly-owned subsidiary of Merck.

Base Salary: Mr. Snow’s base salary is set in the agreement at a minimum of $800,000 and is subject to periodic review.

Annual Bonus: Mr. Snow participates in the annual incentive plan with a target bonus of 100% of base salary. The performance of Mr. Snow and the Company against the target measures for 2003 was reviewed and approved by the Committee and the independent members of the Board of Directors prior to payout. Mr. Snow received $800,000 for 2003.

Long-Term Incentives: In August 2003, the prior board granted Mr. Snow an option to purchase 317,100 shares of the Company’s Common Stock with an exercise price equal to the fair market value on the grant date. In addition, Mr. Snow was granted restricted stock units with respect to 92,900 shares of the Company’s Common Stock. The options vest and the restrictions on the units lapse on the third anniversary of the grant date. The agreement further provides that Mr. Snow is entitled to receive annual long-term incentive awards. The first annual long-term incentive award was made in the first quarter of 2004 in the form of nonqualified stock options. As required by the agreement, this award provides an aggregate economic value to Mr. Snow of $4,800,000. The number of shares subject to the award will be used as the target to determine the amount of Mr. Snow’s future long-term incentives. This award was reviewed and approved by the Committee and the independent members of the Board of Directors.

Former Chief Executive Officer

Richard T. Clark, a Merck employee, served as the Chief Executive Officer of the Company until March 31, 2003 when Mr. Snow joined the Company. Mr. Clark was compensated by Merck pursuant to its policies and programs. Prior to the spin-off, Mr. Clark returned to his full time duties at Merck, although he remained on the prior board through the spin-off and served as the Chairman until June 8, 2003.

Prior to the spin-off, the prior board granted Mr. Clark an option to purchase 375,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value on the grant date. In addition, Mr. Clark was granted restricted stock units with respect to 125,000 shares of the Company’s Common Stock. The options vest and the restrictions on the units lapse on October 26, 2004.

Tax Deductibility Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a company’s chief executive officer or any of the four other most highly compensated officers. Certain performance-based compensation is specifically exempt from the deduction limit. The Committee generally intends to grant awards under the Company’s 2002 Stock Incentive Plan consistent with the terms of Section 162(m) so that the awards will not be subject to the $1,000,000 limit. However, restricted stock and restricted stock units may result in the payment of nondeductible compensation. In other respects, the Committee generally intends to take actions in the future that may be necessary to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with the Company’s ability to provide competitive compensation. However, the Committee may recommend nondeductible compensation in circumstances where it is deemed necessary or desirable and consistent with the Committee’s compensation philosophy.

Compensation Committee

John L. Cassis, Chair

Howard W. Barker, Jr., C.P.A.

Edward H. Shortliffe, M.D., Ph.D.

(1)	The graph covers the period from August 20, 2003 to December 27, 2003.

(2)	The graph assumes that $100 was invested in the Company on August 20, 2003, in the Company’s Common Stock and in each index or composite, and that all dividends were reinvested on the date of payment without payment of any commissions. No cash dividends have been declared on the Company’s Common Stock.

(3)	Stock performance over the indicated period should not be considered indicative of future stock performance.

	Cumulative Total Return (in dollars)
	08/20/03	09/30/03	12/27/03
Medco Health Solutions, Inc.	100.00	103	135
S&P 500 Index	100.00	100	112
S&P 500 Healthcare Index	100.00	100	108

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, reference to the independence of the Audit Committee members and the Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

AUDIT COMMITTEE REPORT

The Audit Committee has the responsibility to oversee and review the preparation of the Company’s consolidated financial statements, the Company’s system of internal controls and the qualifications, independence and performance of its internal and independent auditors. We have the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent auditors. The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board and which is attached to this Proxy Statement as Appendix A. The Board has determined that each member is independent under the standards of independence established under our corporate governance policies and the NYSE listing requirements and are also independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. Our responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or on the effectiveness of the system of internal control.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 27, 2003. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with respect to those financial statements.

The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with representatives of that firm. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, PricewaterhouseCoopers LLP. We periodically received updates on the amount of fees and scope of audit related and non-audit related services provided. All services were provided consistent with applicable rules, policies and procedures and were approved in advance of the service being rendered. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management.

Based on the Audit Committee’s review and discussions, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2003.

Audit Committee

Howard W. Barker, Jr., C.P.A. Chair

John L. Cassis

Michael Goldstein, C.P.A.

STATEMENT ON CORPORATE GOVERNANCE

The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. As part of those efforts, the Company reviews new federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and the NYSE. The Company implements other corporate governance practices that it believes are in the best interest of the Company and its shareholders. The Company’s corporate governance guidelines, Code of Ethics and the charters for the Audit, Compensation and Corporate Governance and Nominating Committees, are available on our website at http://www.medco.com.

The Board of Directors is composed of seven independent directors and one employee director. The independent directors regularly conduct executive sessions. Mr. Goldstein, as Chair of the Corporate Governance and Nominating Committee, generally presides at such executive sessions. Each member of the Audit, Compensation and Corporate Governance and Nominating Committees is “independent” within the meaning of the rules of the SEC and NYSE. The charter of each Committee conforms with the applicable NYSE standards, and each committee periodically reviews its charter, as regulatory developments and business circumstances warrant. Each of the committees may from time to time consider revisions to their respective charters to reflect evolving best practices.

The Audit Committee hires, determines the compensation of, and reviews the scope of services performed by the independent auditors. All the Audit Committee members meet NYSE standards for financial literacy. Mr. Barker has accounting or related financial management expertise, as required by NYSE standards, and is the “audit committee financial expert” under SEC rules. Mr. Goldstein is a member of the audit committees of four other public companies. The Company’s Board of Directors has determined that Mr. Goldstein’s service on other audit committees does not impair his ability to serve effectively on the Company’s Audit Committee.

The Company has established a Disclosure Committee comprised of senior managers who are actively involved in the disclosure process to coordinate and oversee the review procedures used each quarter, including at fiscal year end, to prepare periodic reports filed with the SEC.

The Company has adopted a Code of Ethics and requires all employees to adhere to the Code in discharging their work-related responsibilities. The Company has also established a confidential ethics phone line to respond to employees’ questions and reports of ethical concerns. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received by the Company regarding accounting, internal controls or auditing matters, and to allow for the confidential, anonymous submission by the employees of concerns regarding accounting or auditing matters. Shareholders may contact any of the Company’s directors, a committee of the Board, the Board’s non-employee directors as a group, or the Board as a whole by writing to them c/o Corporate Secretary, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417. Communications received in this manner will be handled in accordance with procedures implemented by the Company’s Compliance Department and approved by a majority of the Company’s independent directors.

The Corporate Governance and Nominating Committee identifies, evaluates and recommends director candidates to the Board. The Company seeks highly qualified candidates from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Candidates should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. The Company selects Board members based upon contributions they can make to the Board and management and their ability to represent the interests of the Company’s shareholders, regardless of gender or race.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders. Any shareholder of the Company may make a director recommendation for consideration by the

Corporate Governance and Nominating Committee. A shareholder may make recommendations at any time, but recommendations for consideration as nominees at the annual meeting of shareholders must be received not less than 90 days before the first anniversary of the date of the previous year’s annual meeting. To submit a candidate for consideration for nomination at the 2005 annual meeting of shareholders, a shareholder must submit the recommendation, in writing, by January 21, 2005. The written notice must demonstrate that it is being submitted by a shareholder of the Company and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. A shareholder must direct such recommendations to the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee will evaluate shareholder recommended candidates in the same manner as other candidates. Upon identifying a director candidate, the Committee initially determines the need for additional or replacement Board members and evaluates the director candidate under the criteria described above based on the information received with the recommendation or otherwise possesses, which may be supplemented by additional inquires. The Corporate Governance and Nominating Committee may engage third parties to assist in the search for director candidates or to assist in gathering information regarding a candidate’s background and experience.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers and persons who hold more than ten percent of the outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon a review of (i) the copies of Section 16(a) reports that Medco has received from such persons or entities for transactions in its Common Stock and their Common Stock holdings for the fiscal year ended December 27, 2003 and (ii) the representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for the fiscal year ended December 27, 2003, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than ten percent of its Common Stock.

ANNUAL REPORT

A copy of the Annual Report of the Company for the 2003 Fiscal Year is being mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

The Company will file an Annual Report on Form 10-K with the Securities and Exchange Commission on or before March 27, 2003. Shareholders may obtain a copy of this report, without charge, by visiting the Investor Relations section of our website at www.medco.com, or by writing to Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417, Attention: Investor Relations.

By Order of the Board of Directors,

David S. Machlowitz

Senior Vice President, General Counsel and Secretary

Dated: March 19, 2004

APPENDIX A

MEDCO HEALTH SOLUTIONS, INC.

AUDIT COMMITTEE CHARTER

This Audit Committee Charter is effective as of October 15, 2003.

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Medco Health Solutions, Inc. shall be comprised solely of independent directors, to serve at the pleasure of the Board.

The Chairperson of the Committee or, if not present, the senior outside Director present shall preside at all meetings of the Committee and provide an oral report to the Board on each meeting. The Company shall provide the Committee with adequate staff support and resources to discharge its responsibilities. The Committee may engage independent legal counsel and other advisors as the Committee deems advisable to carry out its responsibilities. The Company shall provide the Committee with full funding to engage the Company’s independent public accountants as well as to retain independent counsel and other advisors for the Committee.

The Committee shall hold a minimum of four meetings annually. The Committee shall meet privately with the internal auditors and the independent public accountants at least semi-annually and whenever else the Committee deems advisable.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent public accountants. The Committee shall ensure that the independent public accountants are ultimately accountable to the Committee and the Board. The Committee’s performance shall be evaluated annually by the Board.

The Senior Vice President, General Counsel and Secretary of the Company is the Secretary of the Committee. The Chairman, President and Chief Executive Officer of the Company will meet with the Committee as the Committee determines is appropriate. Minutes of each meeting will be prepared by the Secretary and the Committee will report the results of its meetings to the Board.

MEMBERSHIP REQUIREMENTS

The Committee shall be comprised of at least three directors, each of whom is independent and “financially literate,” and at least one of whom is an “audit committee financial expert” with accounting or related financial management expertise, as such terms are defined in applicable New York Stock Exchange (NYSE) and Securities and Exchange Commission (SEC) rules and regulations.

Committee members may not simultaneously serve on the audit committee of more than three public companies, including the Company, unless the Board determines that such simultaneous service does not impair efficacy of Board service, in which case, the Company shall disclose such determination in its annual proxy statement.

PURPOSE

1.	Oversee the accounting and financial reporting processes of the Company, internal controls and internal audits and external audits of the financial statements of the Company.

2.	Assist in the Board oversight of:

•	The integrity of the Company’s financial statements.

•	The Company’s compliance with legal and regulatory requirements.

•	The independent public accountants’ qualifications and independence.

•	The performance of the Company’s internal audit function and the independent public accountants.

•	The accounting and financial reporting processes of the Company.

3.	Prepare the Audit Committee report for inclusion in the proxy statement as required by the SEC.

DUTIES AND RESPONSIBILITIES

1.	Appoint, evaluate, and retain (subject to ratification by the stockholders) the Company’s independent public accountants. The Committee shall have the sole authority to approve all audit engagement fees and terms. Maintain direct responsibility for termination, compensation and oversight of the Company’s independent public accountants (including the resolution of disagreements between management and the independent public accountants regarding financial reporting). The Company’s independent public accountants shall report directly to the Committee.

2.	Pre-approve all audit services (including the provision of comfort letters in connection with securities underwritings) and non-audit services provided to the Company by the independent public accountants, in each case as required by and to the extent permitted under current law and regulation. Alternatively, establish policies and procedures for the pre-approval of services provided by the independent public accountants in a manner that complies with current federal securities laws and NYSE regulations. The Committee may delegate pre-approval authority to one or more members of the Committee. Any actions taken by such delegate shall be reported to the Committee at the next meeting following such action. Approval of non-audit services by the Committee must be disclosed in the Company’s periodic reports.

3.	The Committee shall be responsible for overseeing the compliance by the Company and the independent public accountant with the requirements imposed by the Public Company Accounting Oversight Board (the “Oversight Board”). The Company should request and receive assurances from the independent public accountant that it has complied with the Securities Exchange Act of 1934, the rules and policies of the Oversight Board and all other applicable rules.

4.	The Committee shall require the independent public accounting firm to rotate the lead partner at least every five years.

5.	Review at least annually a written report of the independent public accountants describing the auditing firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (to assess the independent public accountant’s independence) all relationships between the independent public accountants and the Company, including the provision of non-audit services, if any. After reviewing the foregoing report and the independent public accountants’ work, the Committee shall evaluate the independent public accountants’ qualifications, performance and independence, including a review and evaluation of the lead partner of the independent public accountants. The Committee shall present its conclusions with respect to the independent public accountants to the Board of Directors.

6.	Receive and review any other reports from the independent public accountants that are required under Generally Accepted Auditing Standards, other standards governing the independent public accountants or by the federal securities laws or NYSE.

7.	Review the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, and discuss with management and the independent public accountants. The Committee shall recommend to the Board of Directors whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

8.	Discuss with management the type and presentation of information to be included in earnings press releases and financial information and earnings guidance provided to analysts and rating agencies. Review for compliance with regulations governing the use of pro forma information and non-Generally Accepted Accounting Principles financial measures and related disclosure requirements.

9.	Engage independent legal, accounting and other advisors, as the Committee determines necessary to carry out its duties. The Committee is to obtain appropriate funding from the Company, as determined by the Committee, for compensating such advisors. In addition, the Company must provide appropriate funding for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

10.	Discuss policies with respect to risk assessment and risk management, including guidelines and policies governing the process by which risk assessment and risk management are undertaken, the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The internal auditors must provide management and the Committee with ongoing assessments of the Company’s risk management processes and system of internal control.

11.	Meet separately with management, internal auditors (or other personnel responsible for the internal audit function) and independent public accountants on a periodic basis; consult with management, the internal auditors and the independent public accountants on matters related to the annual internal audit plan, audit procedures applied, significant findings and recommendations, adequacy of internal accounting and financial reporting controls, budget and staffing, audit and nonaudit fees, status of federal tax returns and related reserves, the published financial statements, the accounting and reporting principles and practices applied, and any material changes thereto.

12.	Review with the independent public accountants any audit issues, problems or difficulties and management’s response, including any restrictions on the scope of the independent public accountant’s activities or on access to requested information, any significant disagreements with management, any accounting adjustments that were noted or proposed by the independent public accountant but were passed as immaterial or otherwise, any communications between the independent public accountant team and the independent public accountant firm’s national office respecting auditing or accounting issues presented by the engagement, and any material written communication between the independent public accounting firm and the Company, such as any management letter, internal control letter or schedule of unadjusted differences issued, or proposed to be issued, by the independent public accounting firm to the Company. The Committee should discuss with the independent public accountants whether there are any accounting or disclosure issues not resolved to the satisfaction of the independent public accountants.

13.	Set clear policies for the Company’s hiring of employees or former employees of the independent public accountants.

14.	Report regularly to the Board of Directors. The Audit Committee shall review with the Board of Directors any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent public accountants, or the performance of the internal audit function.

15.	Review any significant issues concerning litigation and contingencies, regulatory matters, or claims that may have a material effect on the Company’s financial statements and operations, with management, internal auditors, counsel and the independent public accountants.

16.	Review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct and ethical business practices as required in the policies of the Company, and report on the same to the Board. Monitor compliance with the Foreign Corrupt Practices Act. Investigate any other matter brought to the Committee’s attention within the scope of its duties.

17.	Establish procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, including the Board and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of the Company of concerns regarding questionable accounting or auditing matters.

18.	Review and reassess the adequacy of the Committee charter annually and make changes as appropriate.

19.	Review and evaluate the performance of the Committee and its members annually.

20.	The Committee must review financial statements and disclosure items, including without limitation:

(i)	all of the Company’s critical accounting policies and practices;

(ii)	major issues regarding accounting principles, financial statement presentations, including any significant changes in the company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

(iii)	analyses prepared by management and/or the independent public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative treatments of financial information within Generally Accepted Accounting Principles;

(iv)	the effect of regulatory and accounting initiatives on the financial statements of the Company;

(v)	liquidity;

(vi)	special purpose entities and off-balance sheet transactions;

(vii)	related party transactions;

(viii)	the nature of any material correcting adjustments identified by the independent public accountants; and

(ix)	the methods used to account for significant unusual transactions.

QUORUM

For the transaction of business at any meeting of the Committee, a majority of the members of the Committee shall constitute a quorum.

YOUR VOTE IS IMPORTANT

VOTE BY INTERNET / TELEPHONE

24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL
https://www.proxyvotenow.com/xxx		1-xxx-xxx-xxxx
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

ê    PLEASE DETACH PROXY CARD HERE    ê

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope. [     ]

Votes must be indicated (x) in Black or Blue ink. [X]

Proposal 1

To elect three Class I directors to serve for a three-year term ending in the year 2007 and until each of their successors are duly elected and qualified.

FOR ALL [ ]     WITHHOLD FOR ALL [ ]     FOR ALL EXCEPT* [ ]

Nominees: 01-David B. Snow, Jr., 02-Howard W. Barker, Jr., 03-Brian L. Strom, M.D., M.P.H.

(Instructions: To withhold authority to vote for any individual nominee, mark the third boxabove and write that nominee’s name on the following blank line.)

Proposal 2

FOR [ ]     AGAINST [ ]    ABSTAIN [ ]

To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants of the Company for the fiscal year ending December 25, 2004.

If you have indicated a change of address xon the reverse side, please mark this box.    [ ]

If you plan to attend the annual meeting, xplease mark this box.    [ ]

*Exceptions__________________

SCAN LINE

Please sign exactly as name or names appear on this Proxy Card. When signing as attorney, executor, officer, administrator, trustee, custodian or guardian, give full title. If there is more than one named shareholder, all should sign unless evidence of authority to sign on behalf of others is attached.

Date

Shareholder sign here

Co-Owner sign here (If applicable)

This Proxy is Solicited on Behalf of the Board of Directors of Medco Health Solutions, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held April 21, 2004 and the Proxy Statement and appoints David B. Snow, Jr., and David S. Machlowitz, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Medco Health Solutions, Inc. (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of the Company to be held at the Grand Hyatt Hotel, Park Avenue and Grand Central Station, New York, New York 10017 on Wednesday, April 21, 2004 at 9:00 a.m. (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The Proxies are authorized in their discretion to vote upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

The Board of Directors recommends a vote IN FAVOR OF the director nominees listed on the reserve side and a vote IN FAVOR OF the listed proposal. This Proxy, when properly executed, will be voted as specified below. If no specification is made (including not withholding authority to vote for any nominee), this Proxy will be voted IN FAVOR OF the director nominees listed below and IN FAVOR OF the listed proposal.

ADDRESS CHANGE	MEDCO HEALTH SOLUTIONS, INC. P.O. BOX 11322 NEW YORK, N.Y. 10203-0322

Continued on the reverse side.